Exhibit 99.1

Media Contact:	Investor Contacts:

Tom Huntington	Karen Fisher
DivX, Inc	DivX, Inc.
858.882.0672	858.882.6415
thuntington@divxcorp.com	kfisher@divxcorp.com

Todd Friedman or
Stacie Bosinoff
The Blueshirt Group
415.217.7722
todd@blueshirtgroup.com or
stacie@blueshirtgroup.com

DivX, Inc. Reports Record Revenue for Third Quarter 2007

Revenue increased 42% over prior year, GAAP EPS is $0.02, Non-GAAP EPS is $0.17

SAN DIEGO, November 5, 2007 – DivX, Inc. (NASDAQ:DIVX) today announced results for the third quarter ended September 30, 2007.

The Company reported record revenue for the third quarter of $21.9 million, an increase of 42% compared to revenue of $15.4 million reported in the third quarter of last year. GAAP net income in the third quarter of 2007 was approximately $800,000, or $0.02 per diluted share. DivX generated non-GAAP net income of $5.9 million, or $0.17 per diluted share. Non-GAAP EPS excludes (1) non-cash share-based compensation of approximately $2.4 million, ($1.4 million, or $0.04 per diluted share, net of related taxes), (2) operating costs directly attributable to Stage6 of approximately $4.0 million ($2.4 million, or $0.07 per diluted share, net of related taxes), and (3) an asset impairment charge of approximately $2.2 million ($1.3 million, or $0.04 per diluted share, net of related taxes).

“This quarter DivX made outstanding progress toward its vision to transform the digital media experience for consumers,” commented Kevin Hell, Chief Executive Officer for DivX. “We strengthened relationships with our major OEM partners, added key partners to support our move into new product categories, and continued to grow consumer adoption and overall penetration in our core licensing business. We launched DivX Connected and are looking forward to the rollout of the first DivX Connected devices in the fourth quarter in Europe. In our new mobile initiative, we announced an exciting new agreement with Qualcomm and extended an existing relationship with Samsung. We also signed a multi-year renewal license with LG Electronics covering a broad portfolio of digital media products, including DVD Players, digital televisions, and mobile handsets. Overall, we are very confident that our strategy is gaining momentum and we are well-positioned to execute successfully.”

“We generated strong cash from operations in the quarter, further strengthening our balance sheet that has more than $4.70 per share in cash and investments,” said Dan Halvorson, Executive Vice President and Chief Financial Officer of DivX. “Our third quarter results demonstrate the earnings power of the DivX core business that will continue to support our growth strategy in the future. Our commitment to profitable growth is evidenced by our increased DivX core EPS guidance in the fourth quarter.”

Halvorson added, “As we shared with you in our second quarter earnings call, we continue to believe that Stage6 has value to DivX and we are exploring a number of alternatives for this asset. We will keep investors informed of our progress in the coming months.”

Q4 and 2007 Outlook

The following table summarizes the Company’s financial guidance for the fourth quarter and fiscal 2007. These estimates are based on the Company’s current business outlook as of the date of this press release and are based on a projected tax rate of 40%, anticipated non-cash share-based compensation of approximately $5.6 million ($3.4 million, or $0.10 per diluted share, net of related taxes, refer to (1) in the table below), and anticipated operating costs directly attributable to Stage6 of approximately $6.0 million ($3.6 million, or $0.10 per diluted share, net of related taxes).

	As Reported
	Q1	Q2	Q3	Q4 Guidance	FY07 Guidance	FY07 Guidance (provided on August 9, 2007)
Revenue (in millions)	$20.2	$18.3	$21.9	$22.0 - $23.0	$82.4 - $83.4	$80.5 - $82.5
GAAP Earnings Per Share	$0.10	$0.03	$0.02	($0.04) - ($0.02)	$0.11 - $0.13	$0.12 - $0.15
Adjustments:
Non-cash share-based compensation, net of income tax (1)	$0.02	$0.03	$0.04	$0.10	$0.19	$0.13
Stage 6 related costs, net of income tax	$0.02	$0.04	$0.07	$0.10	$0.23	$0.23
Impairment of intangible asset, net of income tax	$—	$—	$0.04	$—	$0.04	$—

DivX Core Non-GAAP EPS, Diluted	$0.14	$0.10	$0.17	$0.16 - $0.18	$0.57 - $0.59	$0.48 - $0.51

(1)	Included in the Q4 FAS 123R expense guidance is an accounting charge of approximately $3.2 million ($1.9 million or $0.06 per share, net of related taxes) resulting from the cancellation of unvested stock options for Jordan Greenhall, the Company’s former CEO, upon his resignation as an employee effective October 1, 2007.
(2)	Summation of quarterly amounts may not equal year-to-date amounts due to rounding.

Quarterly Conference Call

DivX, Inc. will discuss its quarterly and annual results via teleconference at 4:30 p.m. ET or 1:30 p.m. PT today, November 5, 2007. To access the call, please dial (877) 419-6594, or outside the U.S. (719) 325-4862, at least five minutes prior to the start time. A live webcast and replay will also be available at http://investors.divx.com. An audio replay of today’s conference call will be available from 7:30 p.m. ET or 4:30 p.m. PT on November 5, 2007 until midnight November 13, 2007 by dialing (888) 203-1112 or (719) 457-0820 with the replay passcode 2430865.

About DivX, Inc.

DivX, Inc. is a digital media company that enables consumers to enjoy a high-quality video experience across any kind of device. DivX creates, distributes and licenses digital video technologies that span the “three screens” comprising today’s consumer media environment—the PC, the television and mobile devices. Over 100 million DivX Certified devices have shipped into the market from leading consumer electronics manufacturers. DivX also offers content providers and publishers a complete solution for the distribution of secure, high-quality digital video content. Driven by a globally recognized brand and a passionate community of hundreds of millions of consumers, DivX is simplifying the video experience to enable the digital home.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the potential separation of Stage6 into a private company, the anticipated timing and benefits of the transaction, top-line growth and earnings potential of the core DivX business, the Company’s position in the digital media space, the Company’s plans for its software bundling partnership with Yahoo!, plans for expanding the Company’s core licensing business, expectations for DivX Connected, plans for extending the Company’s content licensing partnerships, and anticipated financial results for the fourth quarter of 2007. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause DivX’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to: the risk that the contemplated separation of Stage6 into a private company may not be completed when expected, or at all; the risk that definitive documentation for any such transaction may not contain terms and conditions as favorable to DivX as anticipated; risks related to the inability to obtain, or meet conditions imposed for, any approvals required for the proposed transaction; risks related to the implementation of the proposed transaction; risks related to any uncertainty surrounding the proposed transaction; the risk that the anticipated benefits of the proposed transaction may not materialize to the extent expected, or at all; the risk that customer use of DivX technology may not grow as anticipated; the risk that anticipated market opportunities may not materialize at expected levels, or at all; the risk that the Company’s activities may not result in the growth of profitable revenue; the risk that the Company’s financial performance in the fourth quarter of 2007 may not meet expectations; risks and uncertainties related to the maintenance and strength of the DivX brand; DivX’s ability to penetrate existing and new markets; the effects of competition; DivX’s dependence on its licensees and partners; the effect of intellectual property rights claims; and other factors discussed in the “Risk Factors” section of DivX’s quarterly report on Form 10-Q filed with the SEC on August 14, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement. DivX is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise, other than as required under applicable securities laws.

Non-GAAP Financial Measures; GAAP EPS

DivX has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP net income and diluted earnings per share, which excludes FAS 123R share-based compensation expense, costs related to the operation of Stage6 and asset impairment charges. This non-GAAP information is provided to enhance the reader’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, DivX believes this information provides useful comparative data by excluding FAS 123R share-based compensation expense, which is not consistent from period to period. Also, DivX believes that the exclusion of Stage6 expenses and the asset impairment charges provides useful comparative data by reflecting DivX’s business operations in a manner that is consistent with expected future operations. Management has historically used non-GAAP net income and non-GAAP net income per share when evaluating operating performance because we believe the exclusion of the items described above provides an additional measure of our core operating results and facilitates comparisons of our core operating performance against prior periods and our business model objectives. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

The Company continues to evaluate the factors that might impact FAS 123R share-based compensation expense and accruals for income tax expense. The FAS 123R share-based compensation expense is expected to vary depending on the number of new grants issued to both current and new employees, and changes in the Company’s stock price, stock market volatility, expected option life, and risk-free interest rates (all of which are difficult to estimate). In addition, the factors that impact the Company’s deferred tax assets are expected to vary from period to period, also making the Company’s effective tax rate difficult to estimate.

DivX, Inc.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2006	September 30, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$86,580	$38,970
Marketable securities	62,331	124,124
Accounts receivable, net	6,939	3,215
Deferred tax assets, net	937	937
Prepaid expenses and other current assets	2,034	4,214

Total current assets	158,821	171,460
Property and equipment, net	3,488	5,564
Deferred tax assets, net	1,363	1,319
Other assets	714	4,113

Total assets	$164,386	$182,456

Liabilities and stockholders’equity
Current liabilities:
Accounts payable	$2,189	$3,770
Accrued expenses	4,959	7,942
Deferred revenue	4,654	6,489

Total current liabilities	11,802	18,201
Long-term liabilities	1,673	1,429

Total liabilities	13,475	19,630
Stockholders’ equity	150,911	162,826

Total liabilities and stockholders’ equity	$164,386	$182,456

DivX, Inc.

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2006		2007	2006		2007
Net revenues:
Technology licensing	$12,446		$17,070	$33,891		$48,001
Media and other distribution and services	2,949		4,825	8,777		12,391

Total net revenues	15,395		21,895	42,668		60,392
Cost of revenue:
Cost of technology licensing	746		874	2,238		2,542
Cost of media and other distribution and services (1)	222		134	678		552

Total cost of revenues	968		1,008	2,916		3,094

Gross margin	14,427		20,887	39,752		57,298
Operating expenses:
Selling, general and administrative (1) (2)	6,673		15,144	18,374		38,947
Product development (1) (2)	4,106		4,299	11,033		13,091
Impairment of acquired intangibles	—		2,223	—		2,223

Total operating expenses	10,779		21,666	29,407		54,261
Income (loss) from operations	3,648		(779)	10,345		3,037
Interest income	489		2,028	1,149		5,956
Interest expense and other	(16)		—	(58)		(1)

Income before income taxes	4,121		1,249	11,436		8,992
Income tax provision	1,021		433	2,394		3,513

Net income	$3,100		$816	$9,042		$5,479

Basic net income per share	$0.12		$0.02	$0.36		$0.16

Diluted net income per share	$0.10		$0.02	$0.28		$0.15

Shares used to compute basic net income per share	11,050		34,073	9,245		33,721

Shares used to compute diluted net income per share	13,563		35,180	11,775		35,393

(1) Includes stock-based compensation as follows:

Cost of revenues	$1		$—	$2		$2
Selling, general and administrative	357		1,986	1,017		4,061
Product development	168		371	435		1,328

Total stock-based compensation	$526		$2,357	$1,454		$5,391

(2) Includes Stage6 operating costs as follows:

Selling, general and administrative	$—	*	$3,666	$—	*	$6,817
Product development	—	*	316	—	*	560

Total Stage6 operating costs	$—		$3,982	$—		$7,377

*	Stage6 operating costs during the 2006 periods were not material.

DivX, Inc.

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2007	2006	2007
Net Income:
GAAP net income	$3,100	$816	$9,042	$5,479
Share-based compensation	526	2,357	1,454	5,391
Stage6 operating costs	—	3,982	—	7,377
Impairment of acquired intangibles	—	2,223	—	2,223
Income tax effects	(214)	(3,481)	(593)	(6,096)

Non-GAAP net income	$3,412	$5,897	$9,903	$14,374

Diluted earnings per share:
GAAP diluted earnings per share	$0.10	$0.02	$0.28	$0.15
Share-based compensation	0.04	0.07	0.12	0.15
Stage6 operating costs	—	0.11	—	0.21
Impairment of acquired intangibles	—	0.07	—	0.07
Income tax effects	(0.02)	(0.10)	(0.05)	(0.17)
Non-GAAP diluted earnings per share	$0.12	$0.17	$0.35	$0.41

GAAP shares used to compute diluted net income per share	13,563	35,180	11,775	35,393

DivX, Inc.

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS

(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2007	2006	2007
	(unaudited)		(unaudited)
Net cash provided by operating activities	$3,515	$10,329	$12,422	$17,922
Net cash (used in) provided by investing activities	(633)	131	(1,684)	(67,547)
Net cash provided by financing activities	110,893	1,188	110,620	2,285
Net increase (decrease) in cash and cash equivalents	113,775	11,648	121,358	(47,340)
Cash and cash equivalents at beginning of period	32,618	27,322	25,035	86,310
Cash and cash equivalents at end of periods	$146,393	$38,970	$146,393	$38,970